EXHIBIT 99

press release

Contact: Paul E. Mason
December 28, 2004	Vice President – Corporate Affairs
FOR IMMEDIATE RELEASE	Jefferson Pilot Financial
336-691-3313

Stonecipher Retires from Executive Position, Remains Chairman of the Board of Jefferson-Pilot Corporation

GREENSBORO, N.C. — Jefferson-Pilot Corporation today announced that Chairman David A. Stonecipher plans to retire from his executive position with the company effective Dec. 31, 2004. He will continue as non-executive Chairman of the Board at the request of Jefferson-Pilot’s Board of Directors.

Stonecipher’s retirement follows the company’s senior management succession earlier this year when Dennis R. Glass assumed the role of Chief Executive Officer.

Stonecipher, 63, joined Jefferson-Pilot in 1992 as CEO-elect. He became President and CEO of the corporation and was named to the company’s Board of Directors in 1993. He became Chairman in 1998.

Jefferson-Pilot Corporation, a holding company (NYSE:JP), is one of the nation’s largest shareholder-owned life insurance companies. Jefferson Pilot’s life insurance and annuity companies, principally Jefferson-Pilot Life Insurance Company, Jefferson Pilot Financial Insurance Company, and Jefferson Pilot LifeAmerica Insurance Company, together known as Jefferson Pilot Financial, offer full lines of individual and group life insurance products as well as annuity and investment products. Jefferson-Pilot Communications Company owns and operates three network television stations and 18 radio stations, and produces and syndicates sports programming. Additional information on Jefferson-Pilot can be found at www.jpfinancial.com.

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